Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FMC Corporation:

We consent to the use of our reports dated February 28, 2017 on the consolidated financial statements of FMC Corporation as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2016 included in the December 31, 2016 Annual Report on Form 10-K of FMC Corporation, which has been incorporated by reference herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 2, 2017